Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the inclusion of our report dated July 22, 2020 on the consolidated financial statements of B2S Holdings, Inc. and Subsidiaries as of and for the year ended December 31, 2019 by reference in this Registration Statement on Form S-1 of Bakkt Holdings, Inc.

/s/ Bennett Thrasher LLP

Atlanta, Georgia

December 8, 2021